                                                                      EXHIBIT 11


                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                             QUARTER ENDED             NINE MONTHS ENDED
                                              SEPTEMBER 30               SEPTEMBER 30
                                       --------------------------  -------------------------
                                          1997          1996          1997          1996
                                       -----------  -------------  -----------  ------------
PRIMARY:
Average number of common
  shares outstanding                       52,765         38,319       49,431        36,872
 Incremental shares calculated
  using the Treasury Stock
  method                                    1,190            883        1,109           856
                                          -------        -------     --------      --------

                                           53,955         39,202       50,540        37,728
                                          =======        =======     ========      ========

Net income                                $41,867        $32,428     $118,926      $ 91,429
Less cash dividends paid on
 convertible preferred stock:
 Series A ($0.40 per share)                  (166)          (195)        (519)         (616)
 Series B ($0.315 per share)               (5,907)        (8,643)     (19,415)      (27,909)
                                          -------        -------     --------      --------
Net income available to common
 stockholders                             $35,794        $23,590     $ 98,992      $ 62,904
                                          =======        =======     ========      ========

Primary net income per share                $0.66          $0.60        $1.96         $1.67
                                          =======        =======     ========      ========

FULLY DILUTED:
 Average number of common
  shares outstanding                       52,765         38,319       49,431        36,872
 Assumed conversion of
 convertible preferred stock:
  Series A                                    865          1,032          904         1,070
  Series B                                 14,208         21,514       15,431        22,016
 Incremental shares calculated
  using the Treasury Stock
  method                                    1,190            892        1,214         1,173
                                          -------        -------     --------      --------

                                           69,028         61,757       66,980        61,131
                                          =======        =======     ========      ========
Net income available to common
  stockholders                            $41,867        $32,428     $118,926      $ 91,429
                                          =======        =======     ========      ========


Fully diluted net income per share          $0.61          $0.53        $1.78         $1.50
                                          =======        =======     ========      ========
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